                                                                     Exhibit 99a

CONCORD, Mass.--(BUSINESS WIRE)--Feb. 17, 1998--Technical Communications Corporation (NASDAQ:TCCO)

The Board of Directors, at its meeting on February 13, 1998, removed Roland
S. Gerard as President and CEO and elected Carl H. Guild, Jr., a Director of the corporation, to the positions of Chairman of the Board and CEO. In addition, the Board announced the hiring and election of Dale G. Peterson to the position of President. Mr. Gerard has resigned as a director of the Board.

Arnold McCalmont, founder, Director and previous Chairman, stated that, "I and members of the Board are confident that this new leadership can return TCC to profitability and growth. Carl Guild has extensive executive management and operations experience and is very familiar with the requirements of TCC's world-wide government business. Dale Peterson, previously Director of Business Development with RACAL, a producer of communications security equipment, brings to TCC a strong background of communications security product development, finance and commercial marketing experience."

Technical Communications Corporation designs, manufactures and markets high-performance cryptographic devices and secure communications systems. This equipment is purchased by a variety of military, government and commercial customers world-wide, who use it to protect sensitive communications transmitted over voice, data and facsimile networks.

Matters discussed in this news release, including any discussions of or impact, expressed or implied, on the Company's anticipated operating results and future earnings contain forward- looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended. The Company's operating results may differ significantly from the results indicated by such forward-looking statements. The Company's operating results may be affected by many factors including but not limited to, the sales, marketing, and manufacturing personnel, and the possibility of political instability in the Company's foreign markets. These and other risks are detailed from time to time in the Company's filings with the Securities & Exchange Commission, including form 10K for the fiscal year ended September 27, 1997.